EXHIBIT 99.3

AA.com

CONTACT:	Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE:  Tuesday, Nov. 29, 2011

AMR CORPORATION AND AMERICAN AIRLINES ANNOUNCE
LEADERSHIP TRANSITION

Thomas W. Horton Named Chairman and Chief Executive Officer of AMR
Corporation  and American Airlines;
Succeeds Gerard Arpey Who Decided to Retire

FORT WORTH, Texas –The Board of Directors of AMR Corporation (NYSE: AMR) (the “Company”), the parent of American Airlines, Inc. (“American”), has named Thomas W. Horton chairman and chief executive officer of the Company, succeeding Gerard Arpey, who yesterday informed the Board of his decision to retire.  Horton will also succeed Arpey as chairman and chief executive officer of American.  Horton will continue to serve as President of AMR and American.
“Today, we entered a new phase in the evolution of this great company with a talented and experienced new leader, Tom Horton, succeeding Gerard Arpey, who skillfully led our company through some of its most challenging times, ” said Armando M. Codina, lead independent director of AMR.  “With more than 22 years at American, Tom is ideally suited to guide the company through this next important period. Tom’s experience in a different company and industry gives him a unique blend of experience and objectivity that will serve the company well as we work through this process to achieve a competitive cost structure. The Board has great confidence that, together, Tom and the industry’s best workforce and management team will reaffirm American’s position of pride and leadership among global airlines.
“For 30 years Gerard Arpey has given his all to this company, especially during the last decade,” Codina continued. “Gerard is a person of exceptional integrity, intelligence and commitment, and he helped our company to achieve amazing things against sometimes staggering odds.  Although we had asked that he continue to lead American, we understand and respect his decision to retire and entrust the company he loves to a new leader for a new time. This Board will always be grateful for Gerard’s

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AMR Leadership Transition
Nov. 29, 2011

unwavering commitment to what is best for the company.”
“It is a privilege and an honor to lead this company and I intend to do everything in my power to help restore its position of leadership in the global airline industry,” said Horton.  “This is a difficult business in the best of times, and I cannot think of anyone I would rather have worked with or had as a friend for over two decades than Gerard Arpey.  He is not only a great business leader; he is also a man of honor.  With characteristic selflessness, he decided it was time for a new leader to take the company forward and I am grateful for his – and our Board’s – confidence.   I know we can all count on Gerard’s friendship and encouragement as we work to reaffirm American’s place among the world’s premier airlines.”
“The process launched today will no doubt require far-ranging and sometimes difficult change, but it represents an opportunity to rebuild American in a way that assures its ability to compete in a changed world,” Arpey said.  “I appreciate the Board’s confidence in me, but I also believe that executing on this plan requires a new leader for a new time.  That is why I informed the Board of my decision to retire and, with my enthusiastic support, the Board decided to appoint Tom as CEO.  It has been an honor to serve this company alongside the men and women of American Airlines who have met challenge after challenge with perseverance, skill, determination, and grace. I know they will continue to do so.”
AMR, American and AMR Eagle Holding Corporation (“American Eagle”),  announced earlier today that in order to achieve a cost and debt structure that is industry competitive and thereby assure long-term viability and ability to continue delivering a world-class travel experience for customers, the Company and certain of its U.S.-based  subsidiaries (including American and American Eagle), filed voluntary petitions for Chapter 11 reorganization in the U.S. Bankruptcy Court for the Southern District of New York.
Thomas W. Horton Background
Thomas W. Horton was named as Chairman and Chief Executive Officer AMR and American Airlines in November 2011. He was named President of AMR and American in July 2010. Previously, Horton served as Executive Vice President — Finance and Planning and Chief Financial Officer of AMR and American. He was named to that position in March 2006 upon returning to American from AT&T Corp., where he had been Vice Chairman and Chief Financial Officer.

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AMR Leadership Transition
Nov. 29, 2011

Horton initially joined AMR in 1985 and held a range of senior financial positions with AMR, including Vice President and Controller. From 1998 to 2000, he was vice president responsible for the airline’s Europe business, based in London.
In January 2000, Horton became Senior Vice President and Chief Financial Officer of AMR.
In 2002, Horton joined AT&T, where he served first as Chief Financial Officer and then as Vice Chairman and CFO. In 2005, Horton led the evaluation of strategic alternatives, ultimately leading to the combination with SBC, which formed the new AT&T.
Horton holds an MBA degree from the Cox School of Business at Southern Methodist University and graduated with a BBA degree, magna cum laude, from Baylor University. Horton serves on the Board of Directors of Qualcomm, Inc., a leading developer and innovator of advanced wireless technologies and data solutions. He also serves on the Executive Board of the Cox School of Business at SMU.

About American Airlines
American Airlines, American Eagle and the AmericanConnection® carrier serve 260 airports in more than 50 countries and territories with, on average, more than 3,300 daily flights. The combined network fleet numbers more than 900 aircraft. American’s award-winning website, AA.com®, provides users with easy access to check and book fares, plus personalized news, information and travel offers. American Airlines is a founding member of the oneworld® alliance, which brings together some of the best and biggest names in the airline business, enabling them to offer their customers more services and benefits than any airline can provide on its own. Together, its members and members-elect serve more than 900 destinations with more than 10,000 daily flights to 149 countries and territories. American Airlines, Inc. and American Eagle Airlines, Inc. are subsidiaries of AMR Corporation. AmericanAirlines, American Eagle, AmericanConnection, AA.com, and AAdvantage are trademarks of American Airlines, Inc. (NYSE: AMR).

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